EXHIBIT 10.1

May 29, 2002

Attention: Hugh Regan
inTEST Corporation
inTEST Sunnyvale Corporation
Temptronic Corp.
inTEST Investments, Inc.
inTEST Licensing Corp.
inTEST IP Corp.
Seven Esterbrook Lane
Cherry Hill, NJ 08003

Re: $5,000,000 Committed Line of Credit

Dear Hugh:

We are pleased to inform you that PNC Bank, National Association (the "Bank") has reapproved your request for the renewal and restatement of the committed line of credit extended to inTEST Corporation ("InTEST"), inTEST Sunnyvale Corporation, Temptronic Corporation, inTEST Investments, Inc., inTEST IP Corp. and inTEST Licensing Corp. (each, a "Borrower" and collectively, the "Borrowers"). This letter agreement (this "Letter Agreement") amends, restates and replaces (but does not constitute a novation of or affect the status of any liens or security interests granted pursuant to) the existing Letter Agreement, dated November 16, 2000, by and among the Bank and the Borrowers (the "Existing Letter Agreement"). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your Line of Credit (as defined herein) are outlined in the following sections of this Letter Agreement.

    Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrowers may request, and the Bank, subject to the terms and conditions of this Letter Agreement, will make, advances ("Advances") to the Borrowers from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $5,000,000 (the "Line of Credit" or the "Loan"). The "Expiration Date" means February 28, 2004, or such later date as may be designated by the Bank by written notice to the Borrowers. Advances under the Line of Credit will be used for working capital or other general business purposes of the Borrowers.

    The Borrowers may request that the Bank, in lieu of cash advances, issue standby letters of credit (individually, a "Letter of Credit" and collectively, the "Letters of Credit") under the Line of Credit in an amount not to exceed $500,000 in the aggregate having expiration dates not to exceed one year (but in no event shall the expiration date of a Letter of Credit be later than the date one week prior to the Expiration Date). The availability of Advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). Each payment by the Bank under a Letter of Credit shall, in the Bank's discretion, constitute an Advance of principal under the Line of Credit and shall be evidenced by the Note (as defined below). The Letters of Credit shall be governed by the terms of this Letter Agreement and by one or more reimbursement agreements, in form and content satisfactory to the Bank, executed by the Borrowers in favor of the Bank (collectively, the "Reimbursement Agreements"). Each request for the issuance of a Letter of Credit must be accompanied by the requesting Borrower's execution of an application on the Bank's standard forms (each, an "Application"), together with all supporting documentation. Each Letter of Credit will be issued in the Bank's sole discretion and in a form acceptable to the Bank. The Borrowers shall pay to Bank a Letter of Credit fee in an amount equal to 2.25% per annum of the face amount of each Letter of Credit, which fee shall be payable quarterly in arrears on the first day of each calendar quarter, together with such other customary fees, commissions and expenses therefor as shall be required by the Bank. This letter is not a pre-advice for the issuance of a Letter of Credit and is not irrevocable.

    The availability of Advances and Letters of Credit under the Line of Credit will be subject to a borrowing base formula and other provisions as set forth in a Borrowing Base Rider dated on or about the date of this Letter Agreement among the Borrowers and the Bank, the terms of which are incorporated herein by reference (the "Borrowing Base Rider"). At no time shall the sum of outstanding Advances under the Line of Credit plus the face amount of any outstanding Letters of Credit (whether or not drawn) exceed the Borrowing Base (as defined in the Borrowing Base Rider). Pursuant to the Borrowing Base Rider, the Borrowers will be required to deliver periodic Borrowing Base Certificates, reporting on their accounts and inventory in accordance with defined eligibility standards, as a condition to Advances under the Line of Credit.

    Note. The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by an amended and restated promissory note (the "Note") in form and content satisfactory to the Bank.

    This Letter Agreement, the Note, the Security Agreement (as defined below) and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the "Loan Documents." Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

    Interest Rate. Interest on the unpaid balance of the Line of Credit Advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.

    Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrowers may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.

    Security. The Borrowers must cause, or have previously caused the following to be executed and delivered to the Bank, in form and content satisfactory to the Bank, as security for the Line of Credit:

      a security agreement (the "Security Agreement") granting the Bank a first priority perfected lien on each Borrower's existing and future assets and property, wherever located, as more fully described therein, excluding only the patents and trademarks of Borrowers.

    If all or any portion of the tangible collateral is located on property which is not owned by the Borrowers or which is subject to a mortgage in favor of another lender, the Borrowers will deliver to the Bank Landlord's or Mortgagee's Waivers, as applicable, acceptable in form and content to the Bank for each such location.

    Hazard insurance must be maintained on all inventory and equipment securing the Line of Credit in such amounts and with such coverages as are acceptable to the Bank, containing a standard lender loss payable clause in favor of the Bank.

    The Loan will be cross-collateralized and cross-defaulted with all other present and future Obligations (as defined in the Loan Documents) of the Borrowers to the Bank.

    Covenants. Unless compliance is waived in writing by the Bank, until payment and satisfaction in full of the Loan and termination of the commitment for the Line of Credit:

      The Borrowers will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrowers' affairs (including but not limited to annual Financial Statements (as hereinafter defined) and tax returns for the Borrowers) or any security for the Loan.

      No Borrowers will make or permit any change in its form of organization or the nature of its business as carried on as of the date of this Letter Agreement.

      InTest will not make or permits any change in its executive officers as set forth on Schedule 6(c) attached hereto.

      No Borrower will make or permit any change in its equity ownership, which results in greater than twenty-five percent (25%) equity ownership by any one person.

      The Borrowers will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both, might become an Event of Default.

      The Borrowers will comply with the financial and other covenants included in Exhibit "A" hereto.

    Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each Advance to the Borrowers or issuing any Letter of Credit under the Line of Credit, each Borrower represents and warrants as follows:

      The Borrowers' latest Financial Statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrowers' operations for the period specified therein. The Borrowers' Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest Financial Statements provided to the Bank, the Borrowers have not suffered any damage, destruction or loss which has materially adversely affected their business, assets, operations, financial condition or results of operations.

      There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrowers, threatened against any Borrower which could result in a material adverse change in such Borrower's business, assets, operations, financial condition or results of operations, and there is no basis known to any Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.

      Each Borrower has filed all returns and reports that are required to be filed (subject to any extensions granted) by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon such Borrower or its property, including unemployment, social security and similar taxes, and all of such taxes have been either paid, except such taxes (other than real estate taxes which must be paid regardless of challenge), if any, as are being contested in good faith and as to which adequate reserves have been provided.

      Each Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

      Each Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and, when executed and delivered by such Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms.

      There does not exist any default or violation by any Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.

    Fees.

      On the date of the Note, the Borrowers shall pay to the Bank a fee of $17,500.

      On the last day of each calendar quarter, until the Expiration Date, the Borrowers shall pay a commitment fee to the Bank, in arrears, at the rate of 0.425% per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding calendar quarter. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

    Expenses. The Borrowers will reimburse the Bank for the Bank's out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank's liens and security interests. The Borrowers shall also reimburse the Bank for the Bank's expenses (including the reasonable fees and expenses of the Bank's outside and in-house counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrowers' Obligations to the Bank, including but not limited to enforcement actions relating to the Loan.

    Depository. The Borrowers will establish and maintain at the Bank the Borrowers' primary depository accounts, with balances in the aggregate of at least $50,000.

    Additional Provisions. Before the first advance under the Loan and/or the issuance of any Letter of Credit, the Borrowers shall execute and deliver to the Bank the Note, an Application for each Letter of Credit, the Reimbursement Agreements, the Security Agreement and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any Advance or to issue any Letter of Credit under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default, shall have occurred and be continuing.

Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to any Borrower, any collateral for the Loan or any other person or entity connected in any way with the Loan, or if the Borrowers fail to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.

This Letter Agreement is governed by the laws of New Jersey. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrowers therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrowers concerning the Line of Credit, and shall replace all prior understandings, statements, negotiations and written materials relating to the Line of Credit, including, without limitation, the Existing Letter Agreement.

The Borrowers agree to indemnify the Bank (and its directors, officers, employees, agents and controlling persons) against any and all claims, losses, damages, liabilities, costs and expenses (including, by way of example only, fees and expenses of counsel and expert witnesses) which may be incurred by any of them in connection with any investigation, litigation or other proceeding relating to the Loan, the Loan Documents and/ or the use of proceeds of the Loan, except those solely attributable to its or their own gross negligence or willful misconduct. The Borrowers' indemnification obligations are in addition to any other liability the Borrowers may otherwise have, and shall survive payment in full of the Loans, termination of this Letter Agreement and the other Loan Documents, and assignment of any rights hereunder.

The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrowers, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.

THE BORROWERS AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrowers shall be jointly and severally liable for all Obligations arising under this Letter Agreement and the other Loan Documents.

If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Gary Martz
Print Name: Gary Martz
Title: Assistant Vice President

ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 29th day of May, 2002.
TEMPTRONIC CORPORATION By: /s/ Hugh T. Regan, Jr. Print Name: Hugh T. Regan, Jr. Title: Secretary and Treasurer	INTEST CORPORATION By: /s/ Hugh T. Regan, Jr. Print Name: Hugh T. Regan, Jr. Title: Secretary and Treasurer
INTEST INVESTMENTS, INC. By: /s/ Hugh T. Regan, Jr. Print Name: Hugh T. Regan, Jr. Title: Secretary and Treasurer	INTEST SUNNYVALE CORPORATION By: /s/ Hugh T. Regan, Jr. Print Name: Hugh T. Regan, Jr. Title: Secretary and Treasurer
INTEST IP CORP. By: /s/ Hugh T. Regan, Jr. Print Name: Hugh T. Regan, Jr. Title: Secretary and Treasurer	INTEST LICENSING CORP. By: /s/ Hugh T. Regan, Jr. Print Name: Hugh T. Regan, Jr. Title: Secretary and Treasurer

EXHIBIT A
TO LETTER AGREEMENT
DATED MAY 29, 2002

  FINANCIAL REPORTING COVENANTS:

    The Borrowers will deliver to the Bank:

      Financial Statements for its fiscal year, within ninety (90) days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.

      Financial Statements for each fiscal quarter, within forty-five (45) days after the fiscal quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by InTEST's chief financial officer.

      With each delivery of Financial Statements, a certificate of InTEST's chief financial officer as to the Borrowers' compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrowers propose to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.

      The Borrowers will deliver to the Bank within twenty-five (25) days following the close of each month, the Borrowers' detailed schedule of accounts receivable and accounts payable aging analysis and a report of the Borrowers' inventory, as established by a physical count or such other method as may be approved by the Bank.

      Promptly upon request by Bank, the Borrowers shall deliver to the Bank such operating budgets and forecasts of Borrowers' cash flows, expenses and Borrowing Base availability as Bank may reasonably require, all of which shall be in form and content satisfactory to Bank.

      Upon request by Bank and in any event at least contemporaneously with the delivery of Financial Statements, a copy of Borrowers' brokerage account statement evidencing Borrowers' compliance with the Liquidity Covenant set forth below.

  "Financial Statements" means Borrowers' consolidated and consolidating balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

  In the event that any financial information submitted to the Bank has been prepared by an outside accountant, the same shall be accompanied by a statement in writing signed by the accountant disclosing that the accountant is aware that the information prepared by such accountant would be submitted to and relied upon by the Bank in connection with the Bank's determination to grant or continue credit.

  FINANCIAL COVENANTS:

    The Borrowers shall maintain at all times a minimum Consolidated Tangible Net Worth of $22,000,000.00.

    The Borrowers shall have at all times unencumbered cash and cash equivalents satisfactory to Bank with a value of at least $2,000,000, maintained with financial institutions or brokerage firms in one or more accounts located in the United States of America (the "Liquidity Covenant").

    Borrowers shall have Consolidated EBITDA of (a) not worse than negative $2,000,000.00 for the fiscal quarter ending June 30, 2002; (b) not less than $125,000.00 for the fiscal quarter ending September 30, 2002; (c) not less than $370,000.00 for the fiscal quarter ending December 31, 2002; and (d) not less than $500,000.00 for the fiscal quarter ending March 31, 2003 and for each fiscal quarter of Borrower ending thereafter.

    The Borrowers shall not make or incur capital expenditures in excess of $400,000 in the aggregate during any fiscal year.

  As used herein:

  "Consolidated EBITDA" means, for any period, Borrowers' consolidated net income, plus interest expense, plus income tax expense, plus depreciation, plus amortization.

  "Consolidated Tangible Net Worth" means, as of any date, Borrowers' consolidated stockholder's equity, less any advances to affiliated parties, less all items properly classified as intangibles, in accordance with GAAP.

  All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).

  NEGATIVE COVENANTS:

    The Borrowers will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrowers from:

      incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

      making pledges or deposits to secure obligations under workers' compensation laws or similar legislation;

      granting additional liens or security interests to secure existing or future indebtedness in an aggregate principal amount not to exceed $100,000 at any time, provided such liens and security interests shall encumber only those assets of Borrowers acquired with the proceeds of such indebtedness;

      entering into leases, as lessee, for real or personal property, provided that the aggregate annual rental obligations of Borrowers under all such leases shall not exceed $50,000; or

      granting liens or security interests in favor of the Bank.

    The Borrowers will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:

      indebtedness to the Bank;

      open account trade debt incurred in the ordinary course of business and not past due, or indebtedness in respect of which liens are permitted under subparagraphs (1)(c) and 1(d) above, and any refinancings thereof; provided that the amount of the refinancing indebtedness is not more than the outstanding amount of the refinanced indebtedness, and the terms of the refinancing indebtedness are no more favorable to the lender than the terms of the refinanced indebtedness.

    The Borrowers will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired, which at the time of such disposition has a fair market value in excess of $100,000.

    The Borrowers will not make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

    The Borrowers will not declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity.

    The Borrowers will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm, corporation or other entity, except in the ordinary course of business, or make any investments, except for cash equivalents.

    Borrowers shall not enter into any agreement with any other party which shall prohibit the Borrowers from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of the Borrowers to grant, create or suffer to exist in favor of Bank, any lien, security interest or other charge or encumbrance upon or with respect to any of Borrowers' assets.

    The Borrowers shall notify the Bank in writing not less than five (5) business days prior to entering into any credit agreement or any amendment or modification to any existing credit agreement, in either case as permitted under the Loan Documents, pursuant to which any Borrower agrees to representations, warranties, covenants or terms which are more restrictive to such Borrower than those contained in any of the Loan Documents (the "More Restrictive Provisions"). Upon execution of such new agreement, amendment or modification, the corresponding covenants, terms and conditions of the Loan Documents shall be and are automatically and immediately deemed to be amended to conform with and to include the More Restrictive Provisions with respect to all Borrowers; provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of the Loan Documents if any new credit agreement, amendment or modification is less restrictive to any Borrower. The Borrowers hereby agree promptly to execute and deliver any and all such documents and instruments and to take all such further actions as the Bank, in its sole discretion, may deem necessary or appropriate to effectuate the provisions of this paragraph.

SCHEDULE 6(C)
TO LETTER AGREEMENT
DATED MAY 29, 2002

Executive Officers of inTest Corporation

Alyn R. Holt - Chairman

Robert E. Matthiessen - President and CEO

Hugh T. Regan, Jr. - Secretary, Treasurer and CFO

Steve G. Radakovich - Vice President Operations and COO

Daniel J. Graham - Executive Vice President and Vice Chairman

Jerome R. Bortnem - Vice President - Sales & Marketing

Jack R. Edmunds - Vice President - Supply Chain Management